Exhibit 21

LIST OF SUBSIDIARIES

Subsidiaries of Dyadic International, Inc., a Delaware corporation:

        1. Dyadic International (USA), Inc., a Florida corporation (100% owned) ("Dyadic-Florida")

        2. Geneva International Holdings Limited, a British Virgin Islands corporation (100% owned by Dyadic-Florida) ("Dyadic-Geneva")

        3. Puridet (Asia) Limited, a Hong Kong corporation (82.5% economic interest and 62.5% voting interest owned by Dyadic-Geneva)

        4. Dongguan Puridet Softener Company Limited, a Peoples Republic of China corporation (100% owned by Puridet (Asia) Limited)

        5. Dyadic International, Spo ka z orgraniczon odpwiedzialno ci, a Polish corporation (100% owned by Dyadic-Florida)

        6. Dyadic Nederland BV, a Netherlands corporation (100% owned by Dyadic-Florida)

        7. Dyadic Real Estate Holdings, Inc., a Florida corporation (100% owned by Dyadic-Florida)